Exhibit 10.43

AGREEMENT RELATING TO TERMINATION OF EMPLOYMENT AGREEMENT AND RELATED MATTERS

THIS AGREEMENT RELATING TO TERMINATION OF EMPLOYMENT AGREEMENT AND RELATED MATTERS  ("Termination Agreement") is made and entered into by The Pantry, Inc., a Delaware  Company  (the "Company")  and Berry L. Epley  (the  "Employee") (together with the Company, "the Parties") and shall be effective as of December 15, 2011 (the "Effective Date").

WHEREAS, the Company and the Employee desire to terminate all

Employment Agreements, including those dated May 8, 2003 and December 17,

2007(the "Employment Agreement"), on the terms and conditions set forth in this

Termination Agreement;

WHEREAS, the Company and the Employee desire to reaffirm the covenants contained herein related to confidentiality, trade secrets, covenants not to compete and non-solicitation; and

WHEREAS, the terms of this Termination Agreement have been reviewed and approved by the members of the Compensation Committee of the Board of Directors of the Company (the "Committee").

NOW THEREFORE, in consideration of the mutual promises set forth below and other good and valuable consideration, including the grant of restricted shares provided for herein, the receipt and sufficiency of which the parties acknowledge, the Company and Employee agree as follows:

1.         EMPLOYMENT AGREEMENT TERMINATION AND "AT-WILL" EMPLOYMENT.

The Employment Agreement referenced above is hereby terminated and revoked in full.  The Agreement is of no further force and effect and no party shall have any further rights or obligations of any nature whatsoever under its provisions.

Employee will continue employment with the Company as an "at will" employee in the substantially same or similar capacity as Employee had prior to the execution of this Termination Agreement.  Employee's employment with the Company is "at-will" and not of any specified duration.  The Company and Employee shall each have the right, at any time, to end the employment relationship with or without cause and with or without advance notice.  The Company shall also have the right to change Employee's title or position as deemed necessary by the Company.  Employee will continue to be eligible for  all rights and benefits of Employee's title and position pursuant to standard company policies, practices and severance plans, if any.

Employee also understands that the majority of the rules and policies applicable to Employee's employment are not contained in this Agreement, and Employee agrees to abide by all rules and policies of the Company.

2.CONSIDERATION.

In exchange for executing this Termination Agreement and a Restricted Stock Award Agreement, on December 16, 2011 (the "Grant Date"),  the Company will grant to Employee under the Company's 2007 Omnibus Plan (the "Plan") a number of shares of Restricted Stock determined by dividing: (i) fifteen (15) percent of Employee's Base Salary as of the Grant Date; by (ii)  the Fair Market Value of  a Share, as defined in the Plan, on the Grant Date.  Fifty (50) percent of the Granted Shares will vest upon the Grant Date.  The remaining fifty (50) percent of the Granted Shares will vest on December 16, 2012.  Employee acknowledges that he or she must be employed by the Company in the same or substantially similar position on December 16, 2012 in order for the remaining fifty (50) percent of the Granted Shares to vest.  Additionally, Employee hereby affirms and agrees that he or she must execute a Restricted Stock Award Agreement (and any other documents necessary for the award of stock) prior to the receipt of any Granted Shares.

3.COMPENSATION UPON TERMINATION.

3.1      By Company For Cause or By Employee Without Cause.

If Employee's employment is terminated by the Company for Cause or by Employee without cause, the Company's obligation to compensate Employee ceases on the effective termination date except as to amounts due at that time.

The following reasons shall constitute "Cause": (i) a violation of Company policy or the willful and/or  continued  failure by Employee  to substantially  perform his duties with the Company; (ii) Employee's insubordination in responding to any specific, reasonable instructions from either the Company's Chief Executive Officer or Board of Directors; (iii) conduct by the Employee which is demonstrably and materially injurious to the Company,  monetarily or otherwise; or (iv) the conviction of Employee of, or the entry of a plea of guilty or nolo contendere by Employee to, any crime involving moral turpitude or any felony.

3.2    By Company Without Cause.

If the Company terminates Employee's employment without Cause and Employee executes an enforceable release pursuant to Section 3.4 below, then Employee shall be entitled to receive, in addition to amounts due on the effective termination date:

(A)   a prorated bonus for the fiscal year in which the effective termination date occurs.  The amount, if any, of the prorated bonus paid will be determined based on actual results of the Employee and Company and days worked by Employee during the year.  The bonus will be paid at the same time as bonuses are paid to other employees with a similar position and title;

(B)     an  amount  (less  any  applicable  taxes  and  withholdings) equal to Employee's then current monthly salary for nine (9) months, payable in substantially equal installments in accordance with The Pantry's payroll schedule and practices applicable to Employee immediately prior to the Employee's termination ("Severance Payments"). Such Severance Payments shall commence in the month immediately following the month in which the release of claims required by Section 3.4 becomes effective.   During the period in which Employee is receiving the Severance Payments, if Employee accepts employment or a consultancy with another entity or becomes self-employed, then he must notify the Corporation before such employment or consultancy begins and the payments made pursuant to Section 3.2(B) shall be reduced by the amount of compensation to be paid to Employee in connection with such employment, consultancy or self-employment.   If Employee does not notify the Corporation in accordance with this provision, then its obligation to make payments or further payments pursuant to Section 3.2(B) shall cease;

(C)   In order to ensure compliance with Section 409A and notwithstanding Sections A and B above, all Severance Payments will paid to the Employee prior to March 15 of the year following the calendar year of termination. If the payments would otherwise extend beyond such date,  prior to the applicable March 15, the remaining balance of the severance amounts will be paid to the Employee in a lump sum; and

(D)    unless Employee obtains comparable group health insurance coverage from a subsequent employer, if Employee properly and timely elects to continue health coverage under The Pantry, Inc.'s Health Benefits Plan in accordance with the continuation requirements of  COBRA, The Pantry shall pay  to continue Employee's medical coverage (vision and dental will not be covered by the Company, although Employee may elect to continue such coverage at Employee's own expense) under The Pantry's medical plan for a nine (9) month period following the termination date. Payments shall be made by the Company directly to the COBRA administrator. Thereafter, Employee shall be entitled to choose to continue such COBRA coverage for the remainder of the COBRA period, at Employee's own expense.  Nothing in this Agreement shall constitute a guarantee of COBRA continuation coverage or benefits. Employee shall be solely responsible for all obligations in electing COBRA continuation coverage and taking all steps necessary to qualify for such coverage.

If Employee accepts employment or a consultancy with another entity which provides health coverage during the nine (9) month period identified in this paragraph, then Employee must notify The Pantry at the time such coverage begins and The Pantry's obligation to continue health coverage will cease.

3.3       Death or  Disability.

If Employee's employment is terminated because of Employee's death, then the Company shall pay to the estate of Employee an amount (less any applicable taxes and withholdings) equal to Employee's then current monthly salary for six (6) months.  If Employee's employment is terminated because of Disability (as defined in the Company's Disability Plan documents), then the Company  shall  pay  Employee  his  or  her  then  current  monthly  salary  (less  any applicable taxes and withholdings) for a period equal to the shorter of: (i) six (6) months from the date of termination; or (ii) the time period from the date of termination through the date on which Employee begins receiving long term disability insurance benefits in accordance with the Company's long term disability plan.   Any payments paid to Employee or Employee's estate pursuant to this Section shall be paid in periodic, substantially equal installments; provided, however, that all such amounts payable shall be paid no later than two and one-half (2Y2) months following the end of the calendar year in which Employee's employment terminated.

3.4       Severance Pursuant  to Agreement.

The Company's obligation to provide the payments under Sections 3.2 and 3.3 is conditioned upon Employee's execution of an enforceable release of all claims and Employee's compliance with Sections 4, 5 and 6 hereof.  The required release shall contain a non-disparagement clause, confidentiality agreement and agreement to cooperate and shall be provided to Employee within seven (7) days following the date of Employee's separation from service.  Employee must execute the release within the time period specified in the release (which shall not be longer than forty-five (45) days from the date of Employee's receipt of the release).  Such release shall not be effective until any applicable revocation period, which shall be no more than seven (7) days, has expired. If Employee chooses not to execute such a release or fails to comply with any Section of this Agreement, then the Company's obligation to compensate Employee ceases on the effective termination date except as to amounts due at that time.

Employee is not entitled to receive any compensation or benefits upon Employee's termination except as: (i) set forth in this Agreement; (ii) otherwise required by law; or (iii) otherwise required by any employee benefit plan in which Employee participates; provided, however, that the terms and conditions afforded Employee under this Agreement are in lieu of any severance benefits to which Employee otherwise might be entitled pursuant to a severance plan, policy or practice.  Nothing in this Agreement, however, is intended to waive or supplant any death, disability, retirement, 401(k) or pension benefits to which Employee may be entitled under employee benefit plans in which Employee participates.

4.       CONFIDENTIAL INFORMATION.

4.1       Definition.

Employee acknowledges that by virtue of Employee's employment and position with the Company, Employee (i) has or will have access to trade secrets and confidential information (as described below) of the Company including valuable information about its business operations and entities with whom it does business in various locations, and (ii) has developed or will develop relationships with parties with whom it does business in various locations.

For purposes of this Agreement, "Confidential Information" means any data or information with respect to the business conducted by the Company that is material to the Company and not generally known by the public.  To the extent consistent with the foregoing definition, Confidential Information includes without limitation: (i) reports, pricing, sales manuals and training manuals, selling and pricing procedures, and financing methods of the Company, together with any techniques utilized by the Company in designing, developing, manufacturing, testing or marketing its products or in performing services for clients, customers and accounts of the Company; and (ii) the business plans, financial statements, reports and projections of the Company, and the Company's prospective strategic or expansion plans.

This definition also includes, but is not limited to, information regarding the Company's business, services, technology, programs, sales and training manuals, price books, service suppliers, personnel data, compensation and benefit data, and information relating to research, development, purchasing, accounting, engineering, marketing, testing, merchandising, and selling and pricing procedures and techniques, financing methods, (iii) price and pricing methodology of petroleum or other products, market allocations, profit levels, and price standards.

4.2       Duration.

During Employee's employment and thereafter for as long as the information remains confidential or proprietary, Employee shall not, directly or indirectly, use, copy, disseminate or disclose to any person, firm, or other business entity for any purpose whatsoever, any information not generally known to the general public which is disclosed to Employee or becomes known to Employee as a consequence of his or her employment with the Company.

4.3       Covenants.

Employee hereby covenants and agrees not to use or disclose any Confidential Information or trade secrets except to authorized representatives of the Company or except as required by any governmental or judicial authority; provided, however, that the foregoing restrictions shall not apply to items that, through no fault of Employee's, have entered the public domain.

4.4       Company Property.

Employee acknowledges that all trade secrets and Confidential Information are and shall remain the sole, exclusive and valuable property of the Company and that Employee has and shall acquire no right, title or interest therein. Any and all printed, typed, written and other material which Employee may have or obtain with respect to trade secrets or Confidential Information (including without limitation all copyrights therein) shall be and remain the exclusive property of the Company, and any and all such material (including any copies) and all other Company property shall, upon request of the Company, be promptly delivered by Employee to the Company.

5.RESTRICTIONS.

Employee  agrees  that  during  Employee's  employment  and  for nine (9) months following the termination  of Employee's employment, regardless  of the reason for such termination, Employee will not, other than on behalf of the Company, directly or indirectly, as a proprietor, partner, owner, employee, agent or otherwise:

(A)      Employee  shall   not,  either   individually   or  on   behalf  of another, directly or indirectly, as employer, employee, owner, partner, stockholder, independent  contractor,  agent, or otherwise enter into or in any manner  participate in the convenience store business in North Carolina, South Carolina, Florida, or any other state in which the Company  owns  or operates  ten (10) or more  convenience stores upon   the   date   of   termination   of   employment.      Notwithstanding   the  foregoing, Employee's ownership, directly or indirectly, of not more than one percent of the issued and outstanding  stock  of a Company  the  shares  of which  are regularly  traded  on a national securities exchange  or in the over-the-counter market shall not violate Section

5(A);

(B)    Solicit, request or induce any other employee of the Company to:   (i) terminate employment with the Company, or (ii) accept employment with another business entity, or (iii) become engaged in the convenience store business in competition with the Company;

(C)     Act in any capacity for or with any convenience store business, or any of such business's agents, if in such capacity Employee would, because of the nature of Employee's position or role with such business or agent and Employee's knowledge of the Company's Confidential Information, inevitably use and/or disclose any of the Company's confidential information in Employee's work for, or on behalf of, such business or agent;

 (D)     Disparage the Company or its products to any customer or vendor or potential customer or vendor; and/or

 (E)     Otherwise interfere with, disrupt or attempt to disrupt relations between the Company and any of its customers, prospective customers, employees or vendors.

6.       RETURN OF DOCUMENTS AND COMPANY PROPERTY.

Upon termination or resignation of employment, Employee shall return the original and all copies of any and all documents, records, memoranda, passwords, computers, disks, notebook computers and similar repositories containing any information or property of the Company, and all training manuals, sales records, business plans, policy handbooks, marketing documents, or any other document of whatever nature in any way related to the business of the Company, including company cards, credit cards, badges and other equipment, at the Company's request and, in any event, within forty eight (48) hours following the separation of Employee's employment for any reason. Furthermore, Employee will not make or retain any copies of any of the above.

7. ENFORCEMENT.

7.1      Reasonableness of Restrictions.

Employee warrants and represents that Employee has carefully read and considered the provisions of this Agreement and that the restrictions set forth in this Agreement are fair and reasonable and are reasonably required for the protection of the interests of the Company and its business and shareholders.  Employee also acknowledges that the provisions set forth in this Agreement are reasonably necessary to protect the Company's legitimate business interests, are reasonable as to the time, territory and scope of activities which are restricted, do not interfere with public policy or public interest and are described with sufficient accuracy and definiteness to enable him or her to understand the scope of the restrictions imposed on him or her.

7.2       Remedies for Breach.

Employee acknowledges that irreparable harm will result to the Company in the event of a breach by Employee of any of the covenants set forth in this Agreement and that monetary damages alone would be an inadequate remedy. Consequently, Employee agrees that this Agreement may be strictly enforced in equity by injunctive relief, and Employee agrees to submit to the equitable jurisdiction of any court having jurisdiction over the matter in any action to enjoin the violation any of such covenants. Employee agrees that the Company shall be entitled to an injunction from a court of competent jurisdiction restraining any further violation of the restrictive covenants by Employee, Employee's employees, partners, joint venturers, employers or agents, or other person assisting Employee in engaging in such conduct which violates this Agreement.  The right to an injunction as provided for by this paragraph shall be cumulative and not exclusive, and shall be in addition to any other remedies available to the Company.  Pending the hearing and decision on the application for such injunction, the Company shall be entitled to a temporary restraining order without prejudice to any other remedies available to it.   Employee agrees to the immediate issuance of such temporary restraining order and hereby waives any requirement of notice or objection whatsoever to the issuance of such order.

7.3       Parties Bound.

This Agreement shall inure to the benefit of the Company's successors and assigns, and Employee hereby consents to any assignment of this Agreement by the Company to any third party.  This Agreement shall inure to the benefit of and be binding upon Employee, Employee's heirs, executors, administrators and legal representatives.  Employee may not assign any of Employee's obligations under this Agreement.

8. CONSENT TO DISCLOSE.

Employee consents to the Company showing this Agreement to any prospective employer of Employee, and to insisting on Employee's compliance with the terms of this Agreement.

9.EXTENSION OF RESTRICTIVE PERIOD.

The restrictive periods set forth in this Agreement shall not expire, and shall be tolled, during any period in which Employee is in violation of any obligation contained in Sections 4 or 5, and all restrictions shall automatically be extended by the period Employee was in violation of any such restrictions.

10.NO CONSIDERATION ABSENT EXECUTION OF THIS AGREEMENT.

Employee understands and agrees that Employee would not receive the monies and/or benefits specified in Sections 2 and 3 above, except for Employee's execution of this Termination Agreement and the fulfillment of the promises contained herein.

11.CONFIDENTIALITY.

Employee agrees not to disclose any information regarding the underlying facts leading up to or the existence or substance of this Termination Agreement, except to Employee's spouse, tax advisor, and/or an attorney with whom Employee chooses to consult regarding Employee's consideration of this Termination Agreement.

12.OTHER AGREEMENTS.

Nothing in this Agreement shall terminate, revoke or diminish Employee's obligations or the Company's rights and remedies under the law or any agreements relating to trade secrets, confidential information, or non-competition which Employee has executed in the past or may execute in the future or contemporaneously with this Agreement.

13. GOVERNING LAW AND INTERPRETATION.

This Termination Agreement shall be governed and conformed in accordance with the laws of the state of North Carolina without regard to its conflicts of laws provisions.  In the event of a breach of any provision of this Termination Agreement, either party may institute an action specifically to enforce any term or terms of this Termination Agreement and/or to seek any damages for breach.  Should any provision of this Termination Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding restrictive covenant language, such provision shall immediately become null and void, leaving the remainder of this Termination Agreement in full force and effect.

Either party's waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other party.

14.AMENDMENT.

This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Termination Agreement.

15.ENTIRE AGREEMENT.

This Termination Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee's decision to accept this Termination Agreement, except for those set forth in this Termination Agreement.

In witness thereof, the parties have entered into this Termination Agreement on the day and year written below.  The Employment Agreement is hereby completely and forever revoked and the restrictive covenants contained herein are hereby affirmed. Please indicate your agreement with, acknowledgment of, and willingness to be bound by all of the terms and conditions of this Termination Agreement by signing as indicated below.

The Pantry, Inc.

   By:     /s/ Berry L. Epley                                    By:     /s/ Keith Oreson

Berry L. Epley                                                              Keith Oreson

   Date:          12/15/11                                                           Senior Vice President,

    By:     /s/ Shanel Artis                                                         Human Resources

    Witness

    Name:     Shanel Artis                                          Date:          12/15/11

    Date:          12/15/11